Exhibit 10.1
Execution Version
IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

JAMES C. BISHOP, derivatively on behalf of HF FOODS GROUP INC.,

    Plaintiff,

    v.

ZHOU MIN NI, XIAO MOU ZHANG, CAIXUAN XU, JIAN MING NI, ZHEHUI NI, HONG WANG, CHAN SIN WONG, and REN HUA ZHENG,

    Defendants,
and
HF FOODS GROUP INC.,
Nominal Defendant.
C.A. No. 2022-0736-JTL

STIPULATION OF SETTLEMENT

This Stipulation of Settlement (the “Stipulation”) is made and entered into as of May 5, 2023 (the “Execution Date”), by and among the Special Litigation Committee of the Board of Directors (the “Board”) of HF Foods Group Inc. (the “Special Litigation Committee” or “SLC”) on behalf of nominal defendant HF Foods Group Inc. (“HF Foods” or the “Company”); plaintiff James C. Bishop (“Plaintiff”); and defendants Zhou Min Ni (“Mr. Ni”), Chan Sin Wong (“Ms. Wong”) and Jian Ming Ni (“Jonathan Ni”).
Mr. Ni, Ms. Wong, and Jonathan Ni are referred to, collectively, as the “Settling Defendants.” Defendants Xiao Mou Zhang, Caixuan Xu, Zhehui Ni,

Hong Wang, and Ren Hua Zheng are referred to, collectively, as the “Additional Defendants,” and with the Settling Defendants, the “Individual Defendants.” The Company, Plaintiff and the Settling Defendants are referred to, collectively, as the “Settling Parties,” and the Settling Parties and Individual Defendants are referred to, collectively, as the “Parties.”
The Settling Parties, by and through their undersigned attorneys, have reached an agreement to settle (1) the claims asserted or that could have been asserted in the above-captioned matter styled Bishop v. Ni, et al., filed in the Court of Chancery of the State of Delaware (the “Court”), C.A. No. 2022-0736-JTL (the “Action”) and (2) the Potential Claims (defined herein) on the terms set forth below (the “Settlement”), and subject to Court approval pursuant to Court of Chancery Rule 23.1. This Stipulation is intended to fully, finally, and forever compromise, resolve, discharge, and settle all Released Claims (defined below), and to result in the dismissal of the Action with prejudice as against the Released Persons (defined below).
WHEREAS,
I.Background
A.HF Foods is a Delaware corporation headquartered in Las Vegas, Nevada that was formed through a SPAC merger on August 22, 2018. HF Foods’ predecessor, Han Feng, Inc. (“Han Feng”), was a private company founded by Mr. Ni and Ms. Wong in 1997 in North Carolina. HF Foods is a leading marketer and distributor of fresh produce, frozen and dry food, and non-food products primarily to Asian restaurants and other foodservice customers throughout the United States.
B.The Settling Defendants are former directors and/or officers of HF Foods. Mr. Ni served as a director of HF Foods from August 22, 2018 through February 23, 2021, as sole CEO from August 22, 2018 through November 4, 2019, and as Co-CEO from November 4, 2019 to February 23, 2021. Ms. Wong, Mr. Ni’s spouse, served as a director, Chief Operating Officer, and President of HF Foods from August 22, 2018 through November 2019, and thereafter as General Manager of the Company’s Greensboro, North Carolina facility until April 30, 2023. Jonathan Ni served as HF Foods’ Chief Financial Officer from August 22, 2018 through April 2019.
C.The Additional Defendants are current or former directors and officers of HF Foods. Xiao Mou Zhang has served as HF Foods’ sole CEO since February 23, 2021, and previously served as HF Foods’ Co-CEO with Mr. Ni. He has served as a director since November 2019. Caixuan Xu served as HF Foods’ Vice President, Chief Accounting and Financial Reporting Officer from February 2019 to March 2021. She also served as the Company’s CFO from April 2019 to November 2019. Zhehui Ni served as a director from August 2018 to June 2020.

Hong Wang has served as a Company director since December 2019 and during a prior period. Ren Hua Zheng served as a director from August 2018 to December 2019.
D.From 1997 through December 31, 2017, Han Feng was a privately held S corporation. During this period, Han Feng grew into a regional leader in the Asian food distribution market in the southeastern United States, with three distribution centers serving over 3,200 Chinese restaurants in 10 states.
E.On January 1, 2018, in preparing to go public, Han Feng converted to a privately held C corporation. On August 22, 2018, the privately held C corporation merged with a wholly-owned subsidiary of Atlantic Acquisition Corp., a publicly traded company, and became a public company, now HF Foods.
F.On June 25, 2019, HF Foods announced it entered into a merger with B&R Global Holdings (“B&R Global”), a food wholesaler and distributor to Asian restaurants in the western United States that served approximately 6,800 restaurants in 11 western states. On November 4, 2019, HF Foods and B&R Global completed the merger. The combined company retained the name HF Foods. The merger made HF Foods one of the largest distributors to Asian restaurants in the United States, serving more than 10,000 restaurants in 21 states.
G.On March 23, 2020, a research analyst at Hindenburg Research LLC published a report (the “Hindenburg Report”) predicting that HF Foods’ stock price would drop and asserting various issues with related-party transactions, among other things.
H.On March 27, 2020, HF Foods’ Board established a special investigative committee (the “SIC”) to investigate the claims made in the Hindenburg Report. Vinson & Elkins LLP and later DLA Piper LLP served as counsel to the SIC.
I.In March and April 2020, two putative stockholders filed substantively similar securities class actions, which later were consolidated, in the United States District Court for the Central District of California, alleging that the Company and certain of its current and former directors and officers violated Sections 10(b), 14(a), and 20(a) of the Securities Exchange Act of 1934 by making allegedly false and misleading statements (the “Securities Class Action”). The underlying allegations were similar to the assertions in the Hindenburg Report.
J.In April 2020, the United States Securities and Exchange Commission (the “SEC”) began an investigation into the Company.
K.On May 15, 2020, Plaintiff, an HF Foods stockholder since August 27, 2018, sent a demand pursuant to 8 Del. C. § 220 (the “220 Demand”) seeking to inspect certain of the Company’s books and records. The Company produced approximately 1,300 pages of documents in response to the 220 Demand.

L.On August 21, 2020, Plaintiff filed a derivative action in the United States District Court for the District of Delaware, which was transferred to the United States District Court for the Central District of California (see Bishop v. Ni, et al., No. 2:20-cv-10657-ODW-JPR (C.D. Ca.)), where a prior-filed derivative action was pending (together, the “Federal Derivative Actions”). The Federal Derivative Actions asserted similar claims against certain current and former directors and officers of the Company based largely on the allegations set forth in the Securities Class Action. Proceedings in the Federal Derivative Actions were stayed pending resolution of a motion to dismiss the Securities Class Action.
M.On November 9, 2020, the Company disclosed that the SEC had initiated a formal, non-public investigation into the Company and issued a request for documents and other information relating to, among other things, the matters identified in the Securities Class Action and the Federal Derivative Actions. The SEC’s investigation remains ongoing.
N.On August 25, 2021, the federal court in the Securities Class Action dismissed the plaintiff’s amended complaint for failure to state a claim for relief, with leave to amend, finding that the plaintiffs had failed to plead falsity and/or scienter. On September 20, 2021, after plaintiffs did not further amend the complaint, the Court entered judgment in favor of the defendants, dismissing the Securities Class Action with prejudice. No appeal was taken from this judgment.

O.In November 2021, each of the Federal Derivative Actions was voluntarily dismissed without prejudice.
P.On May 22, 2022, Plaintiff sent a litigation demand (the “Litigation Demand”), calling for the Company to initiate litigation against five of the Individual Defendants for allegedly breaching their fiduciary duties by, among other things, (1) failing to disclose that the merger of HF Foods and B&R Global was a related-party transaction, (2) misusing Company funds and committing waste in connection with various related-party transactions, including to pay for a fleet of exotic luxury vehicles for personal use; (3) profiting from the purchase of approximately $12 million in cash loans issued by HF Foods to non-related parties; (4) causing FTSE/Russell to miscalculate HF Foods’ free-float of shares; and (5) failing to maintain adequate controls, which included and built upon allegations from the federal court derivative action.
Q.On June 30, 2022, in response to the Litigation Demand, the Board formed the SLC and appointed two independent directors, Russell T. Libby and Valerie P. Chase, as its members. Mr. Libby and Ms. Chase also are members of the SIC.
R.By resolutions dated June 30, 2022 and November 2, 2022, the SLC was granted the authority (i) to investigate, analyze and evaluate the allegations and claims asserted in the Litigation Demand and the Action, to consider and determine whether prosecution of the claims was in the best interests of the Company and its stockholders, and to determine what actions the Company should take with respect to the claims, and (ii) to implement its decisions on behalf of the Company, including whether to prosecute, compromise, or dismiss the claims as it deems appropriate and in the best interests of the Company and its stockholders.
S.In July 2022, the SLC retained Paul, Weiss, Rifkind, Wharton & Garrison LLP as its counsel. On August 17, 2022, the SLC retained DLA Piper, counsel to the SIC, as co-counsel to the SLC.
T.On August 19, 2022, after learning that certain individuals had declined to enter into tolling agreements, Plaintiff filed a Verified Stockholder Derivative Complaint (the “Complaint”) in this Action asserting essentially the same claims as in the Litigation Demand. The Action is presently stayed pursuant to a Stipulation and Order Staying Proceedings filed in this action on March 15, 2023.1
II.Summary of the Investigation and Settlement Efforts
U.The SLC, in collaboration with the SIC, conducted a thorough independent investigation. The SLC and its counsel reviewed the allegations in the
1     The Action initially was stayed on September 22, 2022. D.I. 10. By agreement of the parties and order of the Court, the stay was extended twice and expires on May 15, 2023. D.I. 16.

Hindenburg Report, the Litigation Demand, and the underlying factual and legal merits of each theory of liability advanced in the Action. The SLC and its counsel also considered potential theories of liability not advanced in the Action.
V.As part of the investigation, including work previously conducted by the SIC, 2.7 terabytes of data was collected, 1.6 million documents were analyzed (many of which required translation from Chinese to English), and more than 75 interviews with 52 individuals were conducted. Some of these documents were later provided to Plaintiff’s Counsel in connection with the mediation.
W.As a result of its investigation, the SLC concluded that certain claims against the Settling Defendants had merit and were in the best interests of the Company to pursue. The SLC also determined that some of the theories of liability alleged in the Litigation Demand and the Action, including all the theories alleged therein against the Additional Defendants, did not have merit and/or were not in the best interests of the Company to pursue. The Settling Defendants deny that any of the claims have merit and/or were in the best interests of the Company to pursue.
X.On December 28, 2022, the SLC’s counsel shared with counsel for the Settling Defendants a draft complaint asserting claims for breach of fiduciary duty, waste, and unjust enrichment based on the facts known to the SLC at the time (the “Potential Claims”).
Y.The Potential Claims concern three sets of transactions between the Company and related parties that allegedly occurred during the period between August 22, 2018, when the Company went public, and February 23, 2021, when Mr. Ni resigned as Chairman and co-CEO of the Company.
Z.The first set of transactions involved alleged payments of Company funds that Mr. Ni and Ms. Wong received based on monthly invoices for “service charges” allegedly owed to UGO USA Inc., an entity owned by Mr. Ni and his niece. The second set of transactions involved cash “advances” the Company provided to Revolution Industry LLC, an entity owned by Raymond Ni, the son of Mr. Ni and Ms. Wong, a substantial portion of which was allegedly transferred to Revolution Automotive LLC, which also was owned by Raymond Ni. The third set of transactions involved the alleged use of Company funds to reduce “stockholder loans” that Mr. Ni and a family member allegedly owed to the Company.
AA.The SLC asserts that none of these three sets of transactions were disclosed to, or approved by, independent members of the Board as they occurred. In February 2021, the Company terminated its relationships with UGO USA Inc. and Revolution Industry LLC.

BB.    On January 31, 2023, the Company filed a 10-K for the year ending December 31, 2021, which disclosed certain factual findings of the SIC’s investigation and analyzed the impact of those findings on the Company’s historical financial statements.
CC.    At the recommendation of the SLC, the Company engaged former Vice Chancellor Joseph R. Slights III (the “Mediator”) to serve as a mediator to assist the Settling Parties in trying to reach a settlement. The Mediator conducted a full-day mediation session on February 7, 2023. Although the Settling Parties did not reach a resolution that day, settlement negotiations continued under the direction of the Mediator.
DD.    On April 12, 2023, the Settling Parties conducted a second full-day mediation. The Settling Parties did not reach a resolution after the second day of mediation, but continued to work towards a resolution.
EE.    On April 20, 2023, after additional negotiations, and with the Mediator’s assistance, the Settling Parties entered into a binding term sheet (“Binding Term Sheet”) providing for the settlement of the Action, including the Potential Claims.
III.Plaintiff’s Claims and the Benefits of the Settlement
FF.    Based on its investigation into the claims asserted in the Action and the Potential Claims, the SLC, on behalf of HF Foods, has concluded that the Settlement is in the best interests of the Company and that the Settlement confers substantial benefits upon HF Foods and its stockholders, and that the interests of HF

Foods and its stockholders would be served best by settlement of the Action, including the Potential Claims, on the terms and conditions set forth herein.
GG.    Plaintiff agrees that the interests of HF Foods and its stockholders would be served best by settlement of the Action, including the Potential Claims, on the terms and conditions set forth herein, which will provide substantial and immediate benefits for HF Foods and its stockholders. In addition to these substantial benefits, Plaintiff and his counsel have considered: (i) the attendant risks of continued litigation and the uncertainty of the outcome of the Action; (ii) the work undertaken by the SLC and its conclusion that the Action and the Potential Claims should be resolved; (iii) the probability of success on the merits; (iv) the inherent problems of proof associated with, and possible defenses to, the claims asserted in the Action; (v) the desirability of permitting the Settlement to be consummated according to its terms; (vi) the expense and length of continued proceedings necessary to prosecute the Action through trial and appeals; and (vii) the conclusion of Plaintiff and his counsel that the terms and conditions of the Settlement are fair, reasonable, and adequate.
IV.The Settling Parties’ Denials of Wrongdoing and Liability
HH.    The Settling Defendants deny any and all allegations of wrongdoing, liability, violations of law, or damages arising out of or related to any of the conduct, statements, acts, or omissions alleged in the Action, including the Potential Claims, and maintain that their conduct was at all times proper, in the best interests of HF

Foods and its stockholders, and in compliance with applicable law. The Settling Defendants also deny that HF Foods or its stockholders were harmed by any conduct or lack thereof of the Settling Defendants alleged in the Action or that could have been alleged therein, including the Potential Claims. Nevertheless, the Settling Defendants wish to eliminate the uncertainty, distraction, risk, burden, and expense of further litigation, and to permit the operation of HF Foods without further distraction and diversion of its Board and personnel with respect to the Action. The Settling Defendants have therefore determined to settle the Action on the terms and conditions set forth in this Stipulation solely to put the Released Claims (as defined below) to rest, finally and forever, without in any way acknowledging any wrongdoing, fault, liability, or damages.
II.    Nothing in this Stipulation shall be construed as any admission by the Settling Defendants of any wrongdoing, fault, liability, or damages whatsoever. This Stipulation is not a finding or evidence of the validity or invalidity of any claims or defenses in the Action, any wrongdoing by the Settling Defendants, or any damages or injury to HF Foods or its stockholders. The SLC is joining in this Stipulation and supports the Settlement because it considers the terms of the Settlement to be beneficial to HF Foods and its stockholders.
NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED, by and among the Settling Parties, subject to the approval of the Court pursuant to Court of Chancery Rule 23.1, that the Action shall be fully and finally compromised and settled, the Released Claims shall be released as against the Released Persons, and the Action shall be dismissed with prejudice in its entirety, upon and subject to the following terms and conditions of the Settlement:
I.DEFINITIONS
1.1    “Corporate Governance Measures” means those measures set forth in a Corporate Governance Term Sheet referenced in Paragraph 4 of the Binding Term Sheet.
1.2    “Claims” means any and all manner of claims, demands, rights, liabilities, losses, obligations, duties, damages, costs, debts, expenses, interest, penalties, sanctions, fees, attorneys’ fees, actions, potential actions, causes of action, suits, agreements, judgments, decrees, matters, issues and controversies of any kind, nature, or description whatsoever, whether disclosed or undisclosed, accrued or unaccrued, apparent or not apparent, direct or derivative, foreseen or unforeseen, matured or not matured, suspected or unsuspected, liquidated or not liquidated, fixed or contingent, including known claims and Unknown Claims (as defined below), whether based on state, local, foreign, federal, statutory, regulatory, common, or other law or rule (including claims within the exclusive jurisdiction of the federal courts).
1.3    “Company Released Claims” means any Claims (a) that are, have been, or could have been asserted in the Action to the extent based on, arising out of, or relating to the allegations made in the Action, or that are otherwise based on, arise out of, or relate to the allegations made in the Action, including the Potential Claims; or (b) that are based upon, arise out of, or relate to the institution, defense, prosecution or settlement of the Action, provided, however, “Company Released Claims” shall not include, and neither this Stipulation nor any aspect of the Settlement shall affect, (a) claims relating to enforcement of the Settlement or this Stipulation, or (b) any rights to payment for the benefit of, and as directed by, the Company under any policy of insurance (including directors and officers liability insurance) paid for by the Company.
1.4    “Current HF Foods Stockholders” means any Person or Persons (as defined below) who are record or beneficial owners of HF Foods common stock as of the close of business on the Execution Date.
1.5.    “Effective Date” means the first date by which each of the following conditions has been met: (i) Final Approval of Settlement (as defined below); and (ii) the full Settlement Amount has been paid in accordance with the provisions of Section 2.1 below.
1.6.     “Final” means, with respect to any judgment or order, that (i) if no appeal is filed, the expiration date of the time for filing or noticing of any appeal of the judgment or order; or (ii) if there is an appeal from the judgment or order, the date of (a) final dismissal of all such appeals, or the final dismissal of any proceeding on certiorari or otherwise to review the judgment or order, or (b) the date the judgment or order is finally affirmed on an appeal, the expiration of the time to file a petition for a writ of certiorari or other form of review, or the denial of a writ of certiorari or other form of review of the judgment or order, and, if certiorari or other form of review is granted, the date of final affirmance of the judgment or order following review pursuant to that grant. However, any appeal or proceeding seeking subsequent judicial review pertaining solely to an order issued with respect to attorneys’ fees or expenses shall not in any way delay or preclude the Judgment from becoming Final.
1.7.    “Final Approval of Settlement” means that (i) the Court has entered the Judgment―with no material modification to the form of Judgment―approving the Settlement, dismissing the Action with prejudice on the merits and without costs to any party (except any costs specifically identified in this Stipulation), and providing for the Releases set forth below; and (ii) such Judgment is Final; provided, however, and notwithstanding any provision to the contrary in this Stipulation, Final Approval of Settlement shall not include (and the Settlement is expressly not conditioned on) the award of attorneys’ fees or the payment of expenses to counsel for any Person in connection with the Settlement, including any appeal related to any such award.
1.8.    “HF Foods’ Counsel” means Paul, Weiss, Rifkind, Wharton & Garrison LLP.
1.9.    “Judgment” means the Order and Final Judgment to be entered by the Court, substantially in the form annexed hereto as Exhibit C, dismissing the Action with prejudice and discharging the Released Claims as against the Released Persons.

1.10.    “Notice” means the Notice of Pendency and Proposed Settlement of Action, substantially in the form annexed hereto as Exhibit B.
1.11.    “Person” means a natural person, individual, corporation, partnership, limited partnership, limited liability partnership, limited liability company, association, joint venture, joint stock company, estate, legal representative, trust, unincorporated association, government, or any political subdivision or agency thereof, or any other business or legal entity.
1.12.    “Plaintiff’s Counsel” means counsel to Plaintiff in this Action including deLeeuw Law LLC, Herman Jones LLP, and the Law Offices of Timothy L. Miles, and any other legal counsel who, at the direction of Plaintiff or under the supervision of Plaintiff’s Counsel, performed services in the Action.
1.13.    “Released Persons” means HF Foods, the Individual Defendants, the members of the SIC, the members of the SLC, the SIC’s and SLC’s counsel, Plaintiff, Plaintiff’s Counsel, and each of the foregoing entities’ and individuals’ respective past, present, or future family members, spouses, heirs, trusts, trustees, executors, estates, administrators, beneficiaries, distributees, foundations, agents, employees, fiduciaries, partners, partnerships, general or limited partners or partnerships, joint ventures, member firms, limited liability companies, corporations, parents, subsidiaries, divisions, affiliates, associated entities, stockholders, principals, officers, directors, managing directors, members, managing members, managing agents, predecessors, predecessors-in-interest, successors, successors-in-interest, assigns, financial or investment advisors, advisors, consultants, investment bankers, underwriters, brokers, dealers, financing sources, lenders, commercial bankers, attorneys, personal or legal representatives, accountants, and associates.
1.14.    “Released Claims” means the Company Released Claims and the Settling Defendants’ Released Claims.
1.15.    “Releases” means the releases set forth in Section II.B below.
1.16.    “Scheduling Order” means an order scheduling a hearing on the Stipulation and approving the form of Notice and method of giving notice, substantially in the form annexed hereto as Exhibit A.
1.17.    “Settlement Amount” means a total of nine million two hundred and fifty thousand U.S. dollars in cash ($9,250,000.00).
1.18.    “Settlement Hearing” means the hearing (or hearings) at which the Court will review and assess the adequacy, fairness, and reasonableness of the Settlement, and the appropriateness and amount of the award of attorneys’ fees and expenses to be awarded by the Court.
1.19.    “Settling Defendants’ Released Claims” means any Claims (a) that are, have been, or could have been asserted in the Action to the extent based on, arising out of, or relating to the allegations made in the Action, or that are otherwise based on, arise out of, or relate to the allegations made in the Action, including the Potential Claims; (b)

that are based upon, arise out of, or relate to the institution, defense, prosecution or settlement of the Action; (c) that are based upon, arise out of, or relate any rights or claim to advancement or indemnification from the Company in any circumstance whatsoever, other than Mr. Ni’s and Ms. Wong’s right to the Advancement Amount as provided for in Section 2.2 and Jonathan Ni’s right to the JN Advancement Amount as provided for in Section 2.3; or (d) that seek or demand payment, other than as directed by the Company, associated with coverage under any policy of insurance (including directors and officers liability insurance) paid for by the Company, provided, however, “Settling Defendants’ Released Claims” shall not include, and neither this Stipulation nor any aspect of the Settlement shall affect, claims relating to enforcement of the Settlement or this Stipulation.
1.20.    “Unknown Claims” means any claims that Plaintiff, any Released Person, HF Foods, or any other Current HF Foods Stockholder does not know or suspect to exist in his, her, or its favor at the time of the release of the Released Claims against any of the Released Persons, including those which, if known by him, her, or it, might have affected his, her, or its decision(s) with respect to the Settlement. With respect to any of the Released Claims, the Settling Parties stipulate and agree that, upon Final Approval of the Settlement, they shall be deemed to have, and by operation of the Judgment shall have, expressly waived, relinquished, and released any and all provisions, rights, and benefits conferred by or under California Civil Code § 1542,2 and any law of any state or territory of the United States, or principle of common law or foreign law, that is similar, comparable, or equivalent to California Civil Code § 1542. The Settling Parties acknowledge that they may hereafter discover facts in addition to or different from those now known or believed to be true by them, with respect to the subject matter of the Released Claims, but it is the intention of the Settling Parties to completely, fully, finally, and forever compromise, settle, release, discharge, and extinguish any and all Released Claims without regard to the subsequent discovery of additional or different facts. The Settling Parties acknowledge that the foregoing waiver was separately bargained for and is a key element of the Settlement, and was relied upon by each and all of the Settling Parties in entering into the Settlement.
II.TERMS OF THE SETTLEMENT
A. Settlement and the Settlement Consideration
2.1In consideration for the full and final release, settlement, and discharge of any and all Released Claims against the Released Persons, and notwithstanding the existence of any timely filed objections to the Settlement, or
2 California Civil Code § 1542 provides:
A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

any collateral attack on the Settlement or any part thereof, within five (5) calendar days after Final Approval of Settlement, Mr. Ni and Ms. Wong shall pay the Settlement Amount to HF Foods by wire transfer. HF Foods shall provide to counsel for Mr. Ni and Ms. Wong wire payment instructions and an IRS Form W-9 for HF Foods no later than five (5) business days after the date of the Execution Date. Payment of the Settlement Amount shall be made by wire transfer to HF Foods; payment shall not be made by check.
2.2In accordance with Paragraph 2 of the Binding Term Sheet, the Company will pay, and will not seek to recoup, up to a total of $2.85 million for the advancement of legal fees and expenses that Mr. Ni and/or Ms. Wong actually incurred on or before April 20, 2023 (the “Advancement Amount”), for which Mr. Ni and Ms. Wong already have submitted invoices (some of which have been paid), or will do so within thirty (30) days of the Execution Date. Effective as of April 20, 2023, the Company shall have no obligation whatsoever to provide any indemnification or any advancement of legal fees or expenses to Mr. Ni and Ms. Wong beyond the Advancement Amount.
2.3In accordance with Paragraph 3 of the Binding Term Sheet, the Company will pay, and will not seek to recoup, up to a total of $522,485 for the advancement of legal fees and expenses that Jonathan Ni actually incurred (the “JN Advancement Amount”), for which Jonathan Ni already has submitted invoices

(some of which have been paid), or will do so within thirty (30) days of the Execution Date. Effective as of April 20, 2023, the Company shall have no obligation whatsoever to provide any indemnification or any advancement of legal fees or expenses to Jonathan Ni beyond the JN Advancement Amount.
2.4Each of the Settling Defendants agree to cooperate with the Company, and to act only at the direction of the Company, in pursuing any rights to payment under any policy of insurance (including directors and officers liability insurance) paid for by the Company.
2.5Within thirty (30) days of Final Approval of Settlement, the Board shall adopt resolutions and amend or establish corporate policies or governance documents, as applicable, to implement the Corporate Governance Measures referenced in Paragraph 4 of the Binding Term Sheet, which shall remain in effect for no less than five (5) years.
B.Releases
2.6Upon the Effective Date, Plaintiff, the Company, any stockholder of the Company, and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall be deemed to have, and by operation of the Judgment approving this Settlement shall have, completely discharged, dismissed with prejudice on the merits, released and settled, to the fullest extent permitted by law, the Company Released Claims against the Released Persons and shall be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any of the Company Released Claims against any of the Released Persons.
2.7Upon the Effective Date, the Settling Defendants and all of their respective successors-in-interest, predecessors, representatives, trustees, executors, administrators, heirs, assigns or transferees, immediate and remote, and any person or entity acting for or on behalf of, or claiming under, any of them, and each of them, shall be deemed to have, and by operation of the Judgment approving this Settlement shall have, completely discharged, dismissed with prejudice on the merits, released and settled, to the fullest extent permitted by law, the Settling Defendants’ Released Claims against the Released Persons and shall be forever barred and enjoined from commencing, instituting, prosecuting, or continuing to prosecute any of the Settling Defendants’ Released Claims against any of the Released Persons.
2.8The Settlement shall eliminate all further risk and liability relating to the Released Claims, and the Settlement shall be a final and complete resolution of all disputes asserted or that could be or could have been asserted with respect to the Released Claims, including, without limitation, any claims for contribution in accordance with 10 Del. C. § 6304 and any similar laws or statutes. All such claims shall be enjoined from further prosecution.
2.9Pursuant to 10 Del. C. § 6304(b) and any similar laws or statutes, damages recoverable for the Released Claims against any alleged tortfeasor who is not otherwise a party to the Settlement (whether or not a party to the Action) shall be reduced to the extent of the pro rata share, if any, of the Individual Defendants for common damages.
2.10The members of the SLC and the Individual Defendants shall each bear his, her, or its own fees, costs, and expenses related to the Action and the Settlement, subject to Sections 2.2 and 2.3 of this Stipulation.
III.PROCEDURE FOR APPROVAL
3.1Within three (3) calendar days after the Execution Date, the Settling Parties shall jointly submit the Stipulation together with its related documents to the Court, and shall apply to the Court for entry of the proposed Scheduling Order, substantially in the form annexed hereto as Exhibit A.
3.2Within ten (10) business days after the entry of the Scheduling Order, HF Foods shall mail, or cause to be mailed, by first class U.S. mail or other mail service if mailed outside the U.S., postage prepaid, the Notice, substantially in the form attached hereto as Exhibit B, to all Current HF Foods Stockholders who are record holders of HF Foods stock as of the Execution Date. All record stockholders who are not also the beneficial owners of the shares of the Company’s common stock held by them of record shall be requested to forward the Notice to the beneficial owners of those shares. The Company shall also use reasonable efforts to give notice to all beneficial owners by (i) making additional copies of the Notice available to any record holder who, prior to the Settlement Hearing, requests the same for distribution to beneficial owners by physical mailing or by electronic means; and (ii) mailing or transmitting by electronic means additional copies of the Notice to beneficial owners as reasonably requested by record holders who provide names and addresses for such beneficial holders.
3.3No later than ten (10) business days before the Settlement Hearing, HF Foods’ Counsel shall serve on counsel in the Action and file with the Court an appropriate affidavit with respect to the preparation and mailing of the Notice and posting of the Notice and Stipulation.
3.4The Settling Parties submit that the proposed content and manner of notice constitutes adequate and reasonable notice to Current HF Foods Stockholders pursuant to applicable law and due process.
3.5The Settling Parties and their attorneys agree to use their individual and collective best efforts and to cooperate with one another to obtain Court approval of the Settlement. The Settling Parties and their attorneys further agree to use their individual and collective best efforts to effect, take, or cause to be taken all actions, and to do, or cause to be done, all things reasonably necessary, proper, or advisable under applicable laws, regulations, and agreements to consummate and make effective, as promptly as practicable, the Settlement provided for hereunder and the dismissal of the Action as to the Released Persons with prejudice.
3.6If the Settlement embodied in this Stipulation is approved by the Court, the Settling Parties shall request that the Court enter the Judgment, substantially in the form attached hereto as Exhibit C.
IV.ATTORNEYS’ FEES AND EXPENSES
4.1.The Settling Parties understand that Plaintiff’s Counsel intend to petition the Court for an all-in award of attorneys’ fees and litigation expenses to Plaintiff’s Counsel (the “Fee and Expense Award”), based on the benefits provided to HF Foods and its stockholders from the prosecution of the Action and the Settlement.
4.2.After all of the substantive terms of the Settlement were agreed upon, Plaintiff’s Counsel engaged in arm’s-length negotiations with the SLC and its counsel concerning an appropriate Fee and Expense Award for all Plaintiff’s Counsel for their efforts in achieving the benefits conferred on HF Foods and its stockholders from the prosecution of the Action and the Settlement. As a result of those negotiations, it has been agreed that Plaintiff’s Counsel will apply for a Fee and Expense Award in an amount not to exceed $925,000 in attorneys’ fees and $7,500 in out-of-pocket expenses. HF Foods, the SLC, and the Settling Defendants agree that they shall not oppose a fee and expense request at or below the foregoing amount.
4.3.Upon receipt of Court approval, the Fee and Expense Award shall be paid to Plaintiff’s Counsel within five (5) business days after HF Foods receives payment of the Settlement Amount pursuant to Section 2.1 above. HF Foods shall be solely responsible for the payment of the Fee and Expense Award from the Settlement Amount, and the Settling Parties agree that no other person or entity shall have any responsibility to contribute to or pay the Fee and Expense Award. The Company acknowledges that Plaintiff’s Counsel expended substantial efforts which assisted in achieving the results of the Settlement and in causing the Company to agree to adopt and implement certain material corporate governance reforms referenced in Section 2.5.
4.4.The Fee and Expense Award shall be the sole compensation for Plaintiff’s Counsel in connection with the Action and the Settlement. The Released Persons shall have no responsibility or liability whatsoever with respect to the allocation of the Fee and Expense Award to or among Plaintiff’s Counsel.
4.5.The Individual Defendants shall not be liable for or obligated to pay any fees, expenses, costs, or disbursements, or to incur any expense on behalf of,

any person or entity (including, without limitation, Plaintiff or Plaintiff’s Counsel), directly or indirectly, in connection with the Action or the Settlement, except as expressly provided for in this Stipulation.
4.6.This Stipulation, the Settlement, the Judgment, and whether the Judgment becomes Final, are not conditioned upon the approval of an award of attorneys’ fees, costs, or expenses, either at all or in any particular amount, by the Court. Plaintiff’s Counsel warrants that no portion of any Fee and Expense Award shall be paid to Plaintiff, provided, however, that if approved by the Court, Plaintiff’s Counsel may provide an amount of up to $7,500 of its Fee and Expense Award to Plaintiff as an incentive award for his efforts in pursuing this Action.
V.STAY PENDING COURT APPROVAL
5.1.    Pending Court approval of the Stipulation, the Settling Parties agree to stay any and all proceedings in the Action other than those incident to the Settlement.
5.2.    Except as necessary to pursue the Settlement and determine Plaintiff’s Fee and Expense Award (if any), until the earlier of the Effective Date or an order of the Court substantially denying or declining to approve the Settlement in accordance with the Stipulation, the Settling Parties agree not to institute, commence, prosecute, continue, or in any way participate in, whether directly or indirectly, representatively, individually, derivatively on behalf of HF Foods, or in any other capacity, any action or other proceeding asserting any Released Claims.
5.3.    Notwithstanding Sections 5.1 and 5.2, nothing herein shall in any way impair or restrict the rights of any Settling Party to defend this Stipulation or to otherwise respond in the event any Person objects to the Stipulation, the proposed Judgment to be entered, and/or Plaintiff’s fee and expense application.
VI.EFFECT OF DISAPPROVAL, CANCELLATION, OR TERMINATION
6.1.    The Company (as directed by the SLC), Plaintiff, and the Settling Defendants (provided the Settling Defendants unanimously agree amongst themselves) shall each have the right to terminate the Settlement and this Stipulation solely by providing written notice of their election to do so (“Termination Notice”) to the other Settling Parties within thirty (30) calendar days of: (i) the Court’s declining to enter the Scheduling Order in any material respect; (ii) the Court’s refusal to approve this Stipulation or any part of it that materially affects any Settling Party’s rights or obligations hereunder; (iii) the Court’s declining to enter the Judgment in any material respect; or (iv) the date upon which the Judgment is modified or reversed in any material respect by an appellate court. Neither a modification nor a reversal on appeal of the amount of fees, costs, and expenses awarded by the Court to Plaintiff’s Counsel shall be deemed a material modification of the Judgment or this Stipulation.

6.2.    In the event that the Settlement is terminated pursuant to the terms of Section 6.1 of this Stipulation or the Effective Date otherwise fails to occur for any other reason, then (i) the Settlement and this Stipulation (other than this Section VI) shall be canceled and terminated; (ii) any judgment entered in the Action and any related orders entered by the Court shall in all events be treated as vacated, nunc pro tunc; (iii) the Releases provided under the Settlement shall be null and void; (iv) to the extent the Settlement Amount has been paid, it shall be repaid by HF Foods to the persons and entities who paid on behalf of the Mr. Ni and Ms. Wong within five (5) calendar days after termination of the Settlement; (v) the fact of the Settlement shall not be admissible in any proceeding before any court or tribunal; (vi) all proceedings in the Action shall revert to their status as of immediately prior to the Settling Parties’ execution of the Binding Term Sheet, and no materials created by or received from another party that were used in, obtained during, or related to settlement discussions shall be admissible for any purpose in any court or tribunal, or used, absent consent from the disclosing party, for any other purpose or in any other capacity, except to the extent that such materials are otherwise required to be produced during discovery in any other litigation; (vii) the Settling Parties shall jointly petition the Court for a revised schedule for further proceedings; and (viii) the Settling Parties shall proceed in all respects as if the

Settlement and this Stipulation (other than this Section VI) had not been entered into by the Settling Parties.
VII.NO ADMISSION OF LIABILITY/NO UNDERTAKING OF CONFIDENTIALITY
7.1.    The Settlement and this Stipulation shall in no event be construed as, or deemed to be, evidence of or an admission or concession on the part of any of the Settling Defendants with respect to any claim or factual allegation or of any fault, liability, wrongdoing, or damage, or any infirmity in the defenses that any of the Settling Defendants have or could have asserted in the Action, including the Potential Claims.
7.2.    The Settlement and this Stipulation shall in no event be construed as, or deemed to require the Parties to keep the Settlement or Stipulation confidential. Any Party may make any argument regarding the validity of any of the claims or defenses that have or could have been asserted in the Action, including the Potential Claims.
VIII.MISCELLANEOUS PROVISIONS
8.1.    Mr. Ni and Ms. Wong warrant that, as to the payments made or to be made on behalf of them, at the time of entering into this Stipulation and at the time of such payment they, or to the best of their knowledge any persons or entities contributing to the payment of the Settlement Amount, were not insolvent, nor will the payment required to be made by or on behalf of them render them insolvent, within the meaning of and/or for the purposes of the United States Bankruptcy Code, including §§ 101 and 547 thereof. This representation is made by each of Mr. Ni and Ms. Wong and not by their counsel.
8.2.    This Stipulation shall be deemed to have been mutually prepared by the Settling Parties and shall not be construed against any of them by reason of authorship.
8.3.    The Settling Parties agree that in the event of any breach of this Stipulation, all the Settling Parties’ rights and remedies at law, equity, or otherwise, are expressly reserved.
8.4.    To the extent permitted by law, all agreements made and orders entered during the course of the Action relating to the confidentiality of documents or information shall survive this Stipulation.
8.5.    This Stipulation, its exhibits, the Binding Term Sheet, and any related agreement executed by HF Foods (at the direction of the SLC), Plaintiff, and the Settling Defendants, embody the entire agreement and understanding of the Settling Parties and supersede all prior agreements and understandings, if any, in respect of the subject matter contained herein. No representations, warranties or statements of any nature whatsoever, whether written or oral, have been made to or relied upon by any Settling Party concerning the subject matter of this Stipulation and the Binding Term Sheet, other than the representations, warranties and covenants expressly set forth in such documents.
8.6.    This Stipulation may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same document. Any signature to the Stipulation by means of facsimile or electronic scanning shall be treated in all manner and respects as an original signature and shall be considered to have the same binding legal effect as if it were the original signed version thereof and without any necessity for delivery of the originally signed signature pages in order for this to constitute a binding agreement.
8.7.    The Settling Parties or any Released Persons may file this Stipulation and/or Judgment in any action that has been or may be brought against them in order to support a claim or defense based on principles of res judicata, collateral estoppel, release, good faith settlement, judgment bar or reduction, or any other theory of claim preclusion or issue preclusion or similar defense or counterclaim or in connection with any insurance litigation.
8.8.    The headings herein are used for the purpose of convenience only and are not meant to have legal effect.

8.9.    Each counsel or other person executing this Stipulation on behalf of any Settling Party warrants that he or she has the full authority to bind his or her principal to this Stipulation.
8.10.    Plaintiff represents and warrants that he has not assigned, encumbered, or in any manner transferred in whole or in part any of Plaintiff’s claims referred to in this Stipulation or that could have been alleged in the Action.
8.11.    This Stipulation shall not be modified or amended, nor shall any provision of this Stipulation be deemed waived, unless such modification, amendment, or waiver is in writing and executed by or on behalf of the Settling Party(ies) against whom such modification, amendment, or waiver is sought to be enforced.
8.12.    Any failure by any Settling Party to insist upon the strict performance by any other Settling Party of any of the provisions of this Stipulation shall not be deemed a waiver of any of the provisions hereof, and such party, notwithstanding such failure, shall have the right thereafter to insist upon the strict performance of any and all of the provisions of this Stipulation to be performed by such other Settling Party. Waiver by any Settling Party of any breach of this Stipulation by any other Settling Party shall not be deemed a waiver of any other prior or subsequent breach of this Stipulation, and failure by any Settling Party to assert any claim for breach of this Stipulation shall not be deemed to be a waiver as to that or any other breach and will not preclude any Settling Party from seeking to remedy a breach and enforce the terms of this Stipulation. Each of the Settling Parties’ respective obligations hereunder are several and not joint, and the breach or default by one Settling Party shall not be imputed to, nor shall any Settling Party have any liability or responsibility for, the obligations of any other Settling Party herein.
8.13.    This Stipulation shall be binding upon, and inure to the benefit of, the successors and assigns of the Settling Parties hereto.
8.14.    Notwithstanding the entry of the Judgment, the Court shall retain jurisdiction with respect to the implementation, enforcement, and interpretation of the terms of the Stipulation, and all Settling Parties submit to the jurisdiction of the Court for all matters relating to the administration, enforcement, and consummation of the Settlement and the implementation, enforcement, and interpretation of the Stipulation, including, without limitation, any matters relating to awards of attorneys’ fees and expenses to Plaintiff’s Counsel. Each Settling Party (i) consents to personal jurisdiction in any such action (but no other action) brought in the Court; (ii) consents to service of process by registered mail upon such Settling Party or such Settling Party’s agent; and (iii) waives any objection to venue in the Court and any claim that Delaware or the Court is an inconvenient forum.

8.15.    The construction and interpretation of this Stipulation shall be governed by and construed in accordance with the laws of the State of Delaware and without regard to the laws that might otherwise govern under principles of conflicts of law applicable hereto.
8.16.    Without further order of the Court, the Settling Parties hereto may agree to reasonable extensions of time to carry out any of the provisions of the Stipulation.
8.17.    The following exhibits are annexed hereto and incorporated herein by reference:
(a)Exhibit A: Scheduling Order With Respect to Notice and Settlement Hearing;
(b)Exhibit B: Notice of Pendency and Proposed Settlement of Action;
(c)Exhibit C: Final Order and Judgment.
IN WITNESS WHEREOF, IT IS HEREBY AGREED by the undersigned as of the date noted above.
[SIGNATURE PAGES FOLLOW]

OF COUNSEL:

John C. Herman
Peter M. Jones
HERMAN JONES LLP
3424 Peachtree Road, N.E., Suite 1650
Atlanta, Georgia 30326
(404) 504-6500

Timothy L. Miles
LAW OFFICES OF
TIMOTHY L. MILES
124 Shiloh Ridge
Hendersonville, TN 37075
(855) 846-6529
DELEEUW LAW LLC By: /s/ P. Bradford deLeeuw P. Bradford deLeeuw (#3569) 1301 Walnut Green Road Wilmington, DE 19807 (302) 274-2180 Attorneys for Plaintiff

OF COUNSEL:

Jeffrey J. Recher
PAUL, WEISS, RIFKIND,
   WHARTON & GARRISON LLP
1285 Avenue of the Americas
New York, NY 10019-6064
(212) 373-3000

Matthew Jacobs
Jessica Heim
DLA PIPER LLP
555 Mission Street, Suite 2400
San Francisco, CA 94105-2933
(415) 836-2500

PAUL, WEISS, RIFKIND,
WHARTON & GARRISON LLP

By: /s/ Sabrina M. Hendershot
Matthew D. Stachel (#5419)
Sabrina M. Hendershot (#6286)
500 Delaware Avenue, Suite 200
P.O. Box 32
Wilmington, DE 19899-0032
(302) 655-4410

Attorneys for Nominal Defendant HF Foods Group Inc.

OF COUNSEL:

Haimavathi V. Marlier
MORRISON & FOERSTER LLP
250 West 55th Street
New York, NY 10019
(212) 468-8000

James M. Koukios
MORRISON & FOERSTER LLP
2100 L Street, NW Suite 900
Washington, DC 20037
(202) 887-1500

Jordan Eth
MORRISON & FOERSTER LLP
425 Market Street
San Francisco, CA 94105
(415) 268-7000

OF COUNSEL:

Jason Gottlieb
Michael Mix
Alexandra Wang
MORRISON COHEN LLP
909 Third Avenue
New York, NY 10022
(212) 735-8600

MORRIS, NICHOLS,
ARSHT & TUNNELL LLP

By: /s/ Susan W. Waesco
William M. Lafferty (#2755)
Susan W. Waesco (#4476)
1201 North Market Street
Wilmington, DE 19801
(302) 655-4410

Attorneys for Zhou Min Ni and Chan Sin Wong

RICHARDS, LAYTON & FINGER, P.A.

By: /s/ Kevin M. Gallagher
Kevin M. Gallagher (#5337)
One Rodney Square
920 North King Street
Wilmington, DE 19801
(302) 651-7700

Attorneys for Jonathan Ni